Shau-wai Lam stepping down from Lithia Board of Directors

Will focus on Automotive Minority Dealer Academy Program

MEDFORD, OR -- (Marketwired - February 27, 2017) - On February 23, 2017, Shau-wai Lam announced that he would be retiring from Lithia's (NYSE: LAD) Board of Directors at the completion of his term in April. Mr. Lam was formerly the Chairman of DCH Auto Group, and joined Lithia's Board when DCH was acquired in October 2014. Bryan DeBoer, President and CEO, stated, "We thank Shau-wai for providing two years of valuable contributions during the transformational combination of our companies."

Mr. Lam will now focus on a new partnership with Lithia that expands the presence of minority dealers in the U.S. Minority consumers represent approximately 30% of new vehicle sales but own only six percent of auto dealerships.

Since 1980, the National Association of Minority Auto Dealers (NAMAD) and auto manufacturers have been seeking to provide sustainable dealership ownership opportunities for minority candidates. For many years, Mr. Lam served on the Board of Directors of NAMAD and the Toyota-Lexus Minority Owners Dealership Association.

Mr. Lam has partnered with Lithia to create the Automotive Minority Dealer Academy (AMDA) program. AMDA will address problems frequently faced by minority dealers, provide more desirable opportunities for minority candidates, support their professional development, and increase the number of minority-owned dealerships.

"Together, we will leverage the scale and resources of our two companies to ensure more minority candidates fulfill the dream of owning their own dealerships with sustainable success, and to help our manufacturer partners increase their dealer diversity," said Mr. Lam.

"Shau-wai and the DCH group have been an incredible addition to our team, through expansion to metropolitan markets and strengthened manufacturer relationships that are key to our future," said Bryan DeBoer. "We look forward to Shau-wai's ongoing mentorship and positive impact on our culture. We're grateful for Shau-wai's service on our Board and are excited to develop the AMDA program to increase the diversity of our network while creating ownership opportunities for minorities."

Contact:
John North
Chief Financial Officer
(541) 618-5748